EXHIBIT 11

                      DH TECHNOLOGY, INC. AND SUBSIDIARIES
                       Computation of Net Income Per Share
                      (In thousands, except per share data)





                                          THREE MONTHS ENDED          TWELVE MONTHS ENDED
                                      DECEMBER 31   DECEMBER 31   DECEMBER 31    DECEMBER 31
                                      -----------   -----------  ------------    -----------
                                    ---------------------------  ----------------------------
                                         1995          1994          1995            1994
                                    ---------------------------  ----------------------------

Primary and fully diluted:*
Average shares outstanding ..........       7,880       7,721         7,809          7,703

Net effect of dilutive stock
options and warrants based on
the treasury stock method using
average market price ................         511         474           528            373
                                          -------     -------       -------        -------

Average common and common
equivalent shares outstanding .......       8,391       8,195         8,337          8,076

Net income ..........................     $ 2,783     $ 2,173       $10,301        $ 8,058

Per share (primary and fully diluted)
Net income per share ................     $   .33     $   .27       $  1.24        $  1.00
                                         ========    ========      ========       ========
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